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                                                                   EXHIBIT 99(b)

                             2001 AMENDMENT NO. 1 TO

                         TEAM, INC. SALARY DEFERRAL PLAN



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                              2001 AMENDMENT NO. 1
                                     TO THE
                                   TEAM, INC.
                              SALARY DEFERRAL PLAN



         This 2001 Amendment No. 1 (the "Amendment") to the Team, Inc. Salary Deferral Plan (the "Plan") is hereby made by Team, Inc. (the "Company").

         WHEREAS, the Plan was amended and restated on November 24, 1999 by a nonstandardized adoption (agreement #002) of the Norwest Bank Texas, N.A. Defined Contribution Master Plan and Trust Agreement (basic plan document #01);

         WHEREAS, the Team, Inc. Employee Stock Ownership Plan, which was not a leveraged ESOP under IRC Section 4975(e)(7) but merely a qualified stock bonus plan under IRC Section 401(a)(23), was merged into the Plan effective July 1, 2000;

         WHEREAS, Wells Fargo Bank Texas, N.A., the Master Trustee, thereafter decided that the merger of the ESOP resulted in the Plan's being converted from prototype to individually designed, not for plan form or documentary reasons, but because of internal trust department policy considerations;

         WHEREAS, the Company and the Master Trustee agreed that the Plan could nevertheless continue to use the Master Plan and Trust Agreement document even as an individually designed plan;

         THEREFORE, pursuant to Section 13.02 of the Plan, this Amendment is being made by the Company as adopting employer to the Master Plan Document as the Company's plan document prior to the expiration of the GUST remedial amendment period for individually designed plans as an interim amendment until the Master Plan Sponsor makes the necessary amendments prior to the expiration of its later GUST


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remedial amendment period, at which time such Master Plan Document amendments
(if timely approved by the IRS) will supersede the amendments set forth below:

         1. This addendum to the Adoption Agreement is being added pursuant to
         Section 6.02(e) on the top of page 27 of the Option Agreement to provide that a Participant may elect under Section 6.03 to receive a distribution under the Plan in qualifying Employer securities either in whole or in part.

         2. Part III(k)(1)(ii) on page 11 of the Adoption Agreement is amended by replacing 16% with 25% beginning July 1, 2000.

         3. The Defined Contribution Master Plan and Trust Agreement is amended by adding the following Article E - Appendix at the end thereof as GUST amendments:
                           a) The definition of compensation in Section 1.12 of
                  the Plan shall include payments that are not includible in gross income by reason of Section 132(f)(4) of the Code (pertaining to qualified transportation fringe benefits including van pools and transit passes).

                           b) Sections 14.08 and 14.09 pertaining to the ADP and
                  ACP tests shall both be amended with the addition of the following: The Plan has not switched from the current year method to the prior year method.

                           c) Section 3.04 pertaining to the allocation of the
                  employer contribution shall be amended by adding the following at the end thereof:


                  Notwithstanding any provision in the Plan to the contrary, if the Plan would otherwise fail to meet the requirements of Sections 410(b)(1)(A) or 410(b)(1)(B) of the Code and the Regulations thereunder because Employer Contributions have not been allocated to a sufficient number or percentage of Members for a Plan Year, then the following rules shall apply:

                  (i) The group of Members eligible to share in the Employer Contribution for the Plan Year shall be expanded to include the minimum number of Members who would not otherwise be eligible as are necessary to satisfy the applicable test specified above. The specific Members who shall become eligible under the terms of this paragraph shall be those Members who, when compared to similarly situated Members, have completed the greatest number of Hours of Service in the Plan Year, and



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                  (ii) If after application of paragraph (i) above, the
         applicable test is still not satisfied, then the group of Members eligible to share in the Employer Contribution for the Plan Year shall be further expanded to include the minimum number of Members, who, when compared to similarly situated Members, have completed the greatest number of Hours of Service in the Plan Year before terminating employment.

                  Nothing in the preceding paragraphs shall permit the reduction of a Member's accrued benefit expressed as his Account balance. Therefore, amounts previously allocated to Member Accounts, may not be reallocated to satisfy these requirements. In such event, the Employer shall make an additional contribution equal to the amount such affected Members would have received had they been included in the allocations, even if it exceeds the amount which would be deductible under Section 404 of the Code. Any adjustment to the allocations pursuant to this paragraph shall be considered a retroactive amendment adopted by the last day of the Plan Year.

                  d) Article VI, Sections 6.02 and 6.03 shall be amended by adding the following new paragraph at the end thereof:

                           Mandatory Distributions. Beginning on January 1, 2002, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision in the Plan to the contrary. This preceding sentence shall remain in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date as may be specified in guidelines published by the Internal Revenue Service.

                  e) Article VI shall be amended beginning January 1, 1998 by changing "$3,500 to $5,000" each time it appears therein.


         4. The Defined Contribution Master Plan and Trust Agreement is amended by adding the following Article F - Appendix at the end thereof as EGTRRA model amendments:

                                   Appendix F
                   Plan Amendments for the Economic Growth and
                      Tax Relief Reconciliation Act of 2001

         1 Effective Date. This Appendix F of the Plan is intended to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This Article is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder including IRS Notice 2001-57. Except as otherwise provided, this Appendix shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

         2 Supersession of Inconsistent Provisions. This Appendix shall supersede the other provisions of the Plan to the extent those other provisions are inconsistent with the provisions of this Appendix.



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         3 Maximum Annual Addition. This Section 3 shall be effective for limitation years beginning after December 31, 2001. Except to the extent permitted under Section 8 below and Section 414(v) of the Code, if applicable, the annual addition that may be contributed or allocated to a participant's account under the Plan for any limitation year shall not exceed the lesser of:

                  (a) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

                  (b) 100 percent of the participant's compensation, within the meaning of Section 415(c)(3) of the Code, for the limitation year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

         4 Increase in Compensation Limit. The annual compensation of each participant taken into account in determining allocations for any plan year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

         5 Modification of Top-heavy Rules.

                  (a) Effective Date. This Section 5 shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for plan years beginning after December 31, 2001, and whether the plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This section amends Article II of the Plan.

                  (b) Determination of Top-heavy Status.

                           (i) Key Employee. Key employee means any employee or
                  former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for plan years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1- percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

                           (ii) Determination of Present Values and Amounts.
                  This Section shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.



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                           (iii) Distributions during year ending on the
                  determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

                           (iv) Employees not performing services during year
                  ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

                  c. Minimum Benefits.

                           (i) Matching contributions. Employer matching
                  contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

         6        Direct Rollovers of Plan Distributions.

                           (a) Effective Date. This Section shall apply to
                  distributions made after December 31, 2001 except that subsection (c) shall apply to distributions made after December 31, 1998.

                           (b) Modification of Definition of Eligible Retirement
                  Plan. For purposes of the direct rollover provisions in
                  Section 9.8 of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in
                  Section 414(p) of the Code.

                           (c) Modification of Definition of Eligible Rollover
                  Distribution to Exclude Hardship Distributions. For purposes of the direct rollover provisions in Section 9.8 of the Plan, any amount that is distributed on account of hardship shall



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                  not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

         7 Elective Deferrals--Contribution Limitation. No participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under Section 8 below.

         8 Catch-Up Contributions. Beginning January 1, 2002, all Employees who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

         9 Distribution Upon Severance From Employment; New Distributable Event. A Member's elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the Member's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed. This Section 9 becomes effective on June 1, 2002 regardless of when the severance from employment occurred.

         5.     The Plan, as amended hereby, shall continue to remain in effect.


         In Witness Whereof, the company has adopted the amendment.

                                                     TEAM, INC.



_________, 2001                     By:
                                       -----------------------------------------
                                             Philip J. Hawk, Chairman







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Acknowledged by Trustee:

                                           WELLS FARGO BANK TEXAS, N.A.



___________, 200_                   BY: /s/
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                                           PRINT NAME:
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